UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2008 (October 31, 2008)

SOUTHERN COPPER CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	File No. 1-14066	13-3849074
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028

(Address and zip code of principal executive offices)

(602) 494-5328
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS

On October 31, 2008,  Southern Copper Corporation, or SCC, announced a quarterly dividend of US$0.34 per share payable on December 5, 2008, to its stockholders of record at the close of business on November 18, 2008.

SCC also announced that the Board of Directors' Audit Committee and the Independent Directors of SCC approved the sale of 350 million shares of Grupo Mexico, S.A.B. de C.V., or GMexico, to its parent company, GMexico.  Such shares have been owned by Minera Mexico, S.A. de C.V., or Minera Mexico, for several years as an asset of such Minera Mexico's employee benefit plan.  SCC expects that this transaction will provide it with significant liquidity, so highly regarded in the current financial environment and will enable SCC a better use of its resources. The purchase price per share in such transaction shall be market price.

SCC further announced that its Board of Directors approved an increase in the amount of its Shares Repurchase Program announced on January 29, 2008 from US$300 million to US$500 million, consistent with SCC’s strategy to create value to its stockholders as well as for future employee benefit plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN COPPER CORPORATION

By:	/s/ Genaro Guerrero Díaz Mercado
Name:	Genaro Guerrero Díaz Mercado
Title:	Vice President, Finance and Chief Financial Officer

Date:  October 31, 2008

INDEX TO EXHIBITS

Exhibits

8.1	Press release dated as of October 31, 2008